EXHIBIT 99.1
For Additional Information:
Haug Scharnowski, Vice President Corporate Relations
763-535-8333
hscharnowski@navarre.com
NAVARRE CORPORATION NAMES CARY DEACON AS PRESIDENT AND CHIEF OPERATING OFFICER
MINNEAPOLIS, MN —August 11, 2005 — Navarre Corporation (NASDAQ: NAVR), a publisher and distributor of a broad range of home entertainment and multimedia software products, today announced that it has named Cary Deacon as President and Chief Operating Officer for Navarre Corporation. Prior to today’s announcement Mr. Deacon served as the Chief Operating Officer for the Company’s publishing segment. In addition, the Company also announced the promotion of Brian Burke to President of Navarre Distribution Services, a division of Navarre Corporation. Prior to today’s announcement Mr. Burke served as Chief Operating Officer Navarre Distribution Services.
Eric Paulson, Chairman and CEO of Navarre Corporation commenting on the promotion of Cary Deacon, “I am very excited that Cary has accepted this position. In this newly created role which reports to me, he will be responsible for the day-to-day management of the Company and all its Subsidiaries as well as the execution of the Company’s strategic plan. Cary’s significant experience, coupled with his strategic vision and intimate knowledge of our Company makes him eminently qualified for this new role. I look forward to his continued partnership as we evolve and grow the Company.”
Prior to joining Navarre and leading the Company’s publishing segment Mr. Deacon, 53, held various executive positions including President and Chief Operating Officer and member of the board of directors of SkyMall, Inc., an integrated specialty retailer, and President of ValueVision International, Inc., a home shopping network company. He also served at SVP, EVP and COO levels with the Hudson’s Bay Company, Montgomery Wards, and Macy’s. Mr. Deacon also currently serves as a director of Raindance Communications, Inc., a publicly traded company which provides remote communication services for business meetings and events.
Eric Paulson also commented on the promotion of Brian Burke, “Brian’s strong leadership has driven the distribution business forward through new product offerings, new customer opportunities, and valued added services. His attention to detail has been invaluable in the analysis and execution of our overall business growth. This promotion recognizes his strategic contribution to the overall success of our Company.”
Mr. Paulson, Chairman and Chief Executive Officer, will continue to focus on the transformation and strategic vision of the Company.
About Navarre Corporation
Navarre Corporation (NASDAQ: NAVR) is a publisher and distributor of a broad range of home entertainment and multimedia products, including PC software, CD audio, DVD and VHS video, video games and accessories. Since its founding in 1983, the company has established distribution relationships with customers across a wide spectrum of retail channels which includes mass merchants, discount, wholesale club, office and music superstores, military and e-tailers nationwide. The company currently provides its products to over 18,000 retail and distribution center locations throughout the United States and Canada. Navarre has recently expanded its business to include the licensing and publishing of home entertainment and multimedia content, primarily through the acquisitions of Encore Software, Inc., BCI Eclipse Company, LLC, FUNimation Productions, Ltd. and the FUNimation Stores, Ltd. For more information, please visit the company’s web site at www.navarre.com.